EXHIBIT 2.2

                                 GENERAL RELEASE

         THIS RELEASE, dated as of June 10, 2004, is being executed and delivered in accordance with Section 7.2.6 of that certain Asset Purchase Agreement (the "Asset Purchase Agreement"), dated as of April 13, 2004, by and among QuikCat.com, Inc. ("QC"), a Delaware corporation that is also the Debtor-In-Possession in the Chapter 11 case pending in the United States Bankruptcy Court for the Northern District of Ohio (the "USBC"), and IA Global, Inc., a Delaware corporation ("IAO"). Capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement.

         The undersigned, QC, acknowledges that execution and delivery of this Release is a condition to the obligation of IAO to consummate the obligations of IAO under the Asset Purchase Agreement, and that IAO is relying on this Release in consummating such transactions.

         The undersigned, in consideration of the amounts paid pursuant to the Asset Purchase Agreement, IAO's entering into the Asset Purchase Agreement Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, on behalf of itself and all of its predecessors-in-interest, successors-in-interest, assigns, Affiliates, stockholders, directors, officers, employees, consultants, advisors, investment bankers, finders, brokers and/or legal counsel of QC (collectively with the undersigned, the "Releasing Parties") hereby irrevocably, unconditionally, and fully releases, remises, acquits and forever discharges (i) IAO, its successors and assigns, and its respective directors and officers (all of the Persons specified above being referred to collectively herein as the "Released Parties"), of and from any and all debts, demands, actions, causes of action, suits, claims, judgments, damages, costs, expenses, attorneys' fees, penalties and liabilities, of every kind, character, nature and description, whether now known or unknown, suspected or claimed, whether vested, fixed or contingent, whether accrued or hereafter maturing or whether at law or in equity (collectively, "Claims"), which any of the Releasing Parties ever had or now has for, upon or by reason of any agreement (written or oral), matter, cause, event, occurrence, or state of facts, occurring or taking place at any time on or prior to the date hereof (other than as a result of the failure by IAO to satisfy its obligations under the Asset Purchase Agreement).

         The undersigned represents and acknowledges (i) that the undersigned has conducted whatever investigation the undersigned deemed necessary to ascertain all facts and matters related to this Release; (ii) the undersigned has been advised to consult with and receive advice from legal counsel of the undersigned's choice concerning this Release; and (iii) that the undersigned is not relying in any way on any statement or representation by any of the Released Parties or their representatives, agents or attorneys, except as expressly stated in this Release, in reaching the undersigned's decision to execute and deliver this Release.

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         Without in any way limiting any of the rights and remedies otherwise available to any Released Party, the undersigned shall indemnify and hold harmless each of the Released Parties from and against all losses, costs, liabilities, claims, damages (including incidental and consequential damages) or expenses (including costs of investigation and defense and reasonable attorneys' fees) whether or not involving third party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the undersigned or any of his, her or its Releasing Parties of any claim or other matter purported to be released pursuant to this Release and (ii) any breach of this Release by the undersigned.

         This Release shall be governed by, and construed, interpreted and enforced, in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

         All rights and restrictions contained in this Release may be exercised and will be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary to render this Agreement legal, valid and enforceable. If any term of this Release, or part of this Release, not essential to the commercial purpose of this Release will be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the undersigned that the remaining terms of this Release, or part of this Release, will constitute their agreement with respect to the subject matter of this Release and all remaining terms, or parts of this Release, will remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Release will be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision.


                      [SIGNATURE APPEARS ON FOLLOWING PAGE]


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         IN WITNESS WHEREOF, the undersigned has executed and delivered this
Release as of the day and year first written above.




                                        QUIKCAT.COM, INC.


/s/ Christine Kolb                      /s/ Dr. Olu Lafe
__________________                      ________________
[Name of Witness]                       By:
                                        Name: Dr. Olu Lafe
                                        Title: CEO


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